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EXHIBIT 4.1

AMENDMENT NO. 12 TO THIRD AMENDED AND RESTATED
REDUCING REVOLVING LOAN AGREEMENT

    This Amendment No. 12 to Third Amended and Restated Reducing Revolving Loan Agreement (this "Amendment") dated as of October  , 2001 is entered into among Palace Station Hotel & Casino, Inc. ("Palace"), Boulder Station, Inc. ("Boulder"), Texas Station, LLC ("Texas"), Sunset Station, Inc. ("Sunset"), Santa Fe Station, Inc ("Santa Fe"), Fiesta Station, Inc. ("Fiesta Station") and Lake Mead Station, Inc. ("Lake Mead Station"; and collectively, the "Borrowers"), Station Casinos, Inc. ("Parent") (but only for the purpose of making the covenants set forth in Articles 8 and 9 of the Loan Agreement (as defined below)), and Bank of America, N.A., as Administrative Agent, with reference to the Third Amended and Restated Reducing Revolving Loan Agreement dated as of August 25, 1999 originally among Palace, Boulder, Sunset, Texas Station, Inc. ("Old Texas"), St. Charles Riverfront Station, Inc. ("St. Charles") and Kansas City Station Corporation ("Kansas City"), Parent, the Lenders party thereto, and the Administrative Agent (as amended, the "Loan Agreement"). Capitalized terms used but not defined herein are used with the meanings set forth for those terms in the Loan Agreement.

Agreement

    Borrowers, Parent and the Administrative Agent, acting with the consent of the Lenders pursuant to Section 14.2 of the Loan Agreement, agree as follows:

    1.  Amendment to Section 1.1—Additional Defined Terms.  The following defined terms are hereby added to the Loan Agreement:

      "Durango" means Durango Station, Inc., a Nevada corporation, successor by merger to St. Charles Riverfront Station, Inc., a Missouri corporation.

      "Fiesta Holdings" means Fiesta Station Holdings, LLC, a Nevada limited liability company.

      "GV Ranch Station" means GV Ranch Station, Inc., a Nevada limited liability company.

      "Lake Mead Station" means Lake Mead Station, Inc., a Nevada corporation.

      "Lake Mead Holdings" means Lake Mead Station Holdings, LLC, a Nevada limited liability company.

      "Red Rock Holdings" means Red Rock Station Holdings, LLC, a Nevada limited liability company.

      "Required Support Payments" means, for any period, the aggregate amount of the payments which are required to be made by Parent, the Borrowers and their respective Subsidiaries to other Persons pursuant to Contractual Obligations constituting suretyship arrangements, including without limitation the Completion Guaranty and Make Well Agreements heretofore executed by Parent in favor of the lenders to Green Valley Ranch Gaming, LLC and any similar arrangements which may hereafter be executed in favor of lenders to the Auburn Tribe, provided that such amount shall be reduced, in any period, for amounts recouped by Parent, the Borrowers and their respective Subsidiaries in cash from the primary obligors or co-sureties by reason of any reimbursement, indemnification or contribution rights held by them.

      "Palm Station" means Palm Station, LLC, a Nevada limited liability company.

      "Station Holdings" means Station Holdings, Inc., a Nevada corporation, successor by merger to Kansas City Station Corporation, a Missouri corporation.

      "Stock Repurchases" means repurchases or redemption by Parent of Common Stock and Permitted Preferred Stock.

    2.  Amendment to Section 1.1—Amended Defined Terms.  The following defined terms are hereby amended in full to read as follows:

      "Fiesta Station" means Fiesta Station, Inc, a Nevada corporation.

      "Texas" means Texas Station, LLC, a Nevada limited liability company, successor by merger to Texas Station, Inc., a Nevada corporation.

    3.  Section 6.7(f)—Permitted Swaps.  Section 6.7(f) of the Loan Agreement is hereby amended to read in full as follows:

      "(f) Indebtedness consisting of one or more Swap Agreements or Guaranty Obligations with respect to obligations of any of Borrowers or of Parent under one or more Swap Agreements; provided, that the aggregate notional amount of Indebtedness covered by all Secured Swap Agreements incurred prior to September 30, 2001 does not exceed $300,000,000 and the aggregate notional amount of Indebtedness covered by all Secured Swap Agreements incurred following such date does not exceed $200,000,000."

    4.  Section 6.11—Maintenance Capital Expenditures.  Section 6.11 of the Loan Agreement is hereby amended to read in full as follows:

      "6.11  Maintenance Capital Expenditures.  Permit the aggregate amount of Maintenance Capital Expenditures made by Borrowers and their Subsidiaries during the twelve month period ending on the last day of any Fiscal Quarter ending on or after September 30, 2001, to be less than $20,000,000."

    5.  Section 6.12—Capital Expenditures.  Section 6.12 of the Loan Agreement is hereby amended to read in full as follows:

      "6.12  Capital Expenditures Generally.  (a) Make, or enter into any legally binding commitment to make, any Capital Expenditure if, giving effect thereto:

        (i) in the case of the twelve month period ending on December 31, 2002 and each of the twelve month periods ending on December 31 of each subsequent year, the aggregate amount of the Capital Expenditures made or committed to be made during that Fiscal Year period, would thereby exceed $75,000,000 minus the amount of any Stock Repurchases and Required Support Payments theretofore made during that Fiscal Year period;

        (ii) in the case of the twelve month period beginning on October 1, 2001 and ending on September 30, 2002, the aggregate amount of the Capital Expenditures made or committed to be made during that period, would thereby exceed $75,000,000 minus the amount of any Stock Repurchases and Required Support Payments theretofore made during that period; or

        (iii) the effect of making or committing to make such Capital Expenditure would result in the Borrowers being prospectively unable to comply with Section 6.11 without exceeding the limit in clause (i) above, in each case without the prior written consent of the Majority Lenders;

      (b) Make, or enter into any legally binding commitment to make, any Expansion Capital Expenditure if the aggregate Expansion Capital Expenditures reasonably anticipated with respect thereto will exceed $25,000,000 without the prior written consent of the Majority Lenders (and the Lenders agree to use their best efforts to respond to any request by Borrowers within ten Banking Days after the date such request is made, but without any implication that the failure of any Lender to respond within such period shall be construed as consent); and

      (c) Make, or enter into any legally binding commitment to make, any Expansion Capital Expenditure if a Default or Event of Default then exists or would result therefrom (except an

  Expansion Capital Expenditure made pursuant to a legally binding commitment entered into prior thereto in compliance with the other provisions of this Section 6.12)."

    6.  Section 9.5(e): Stock Repurchases.  Section 9.5(e) of the Loan Agreement is hereby amended to read in full as follows:

      "(e) Stock Repurchases made when no Default or Event of Default then exists or would result therefrom in an aggregate amount not to exceed $25,000,000 following September 30, 2001, provided that the aggregate amount of such repurchases or redemptions may be increased by an additional $25,000,000 to the extent that, giving effect to the consummation thereof, the aggregate principal amount of the outstanding Obligations does not exceed $100,000,000; provided further that no Stock Repurchases made pursuant to this clause (e) shall result in the aggregate amount of Stock Repurchases, Required Support Payments and Capital Expenditures made or committed to be made during (i) the twelve month period ending September 30, 2002, being in excess of $75,000,000 or (ii) the Fiscal Year ending December 31, 2002 or any subsequent Fiscal Year being in excess of $75,000,000."

    7.  Section 9.9(e): Parent Funded Debt Ratio.  Section 9.9(e) of the Loan Agreement is hereby amended to read in full as follows:

      "(e) Permitted Subordinated Debt and Senior Parent Unsecured Indebtedness in as aggregate principal amount not in excess of $400,000,000, in each case incurred prior to September 30, 2001 (and any refinancings of such Indebtedness consisting of Indebtedness of the same character and which do not increase the outstanding principal amount thereof), and additional Permitted Subordinated Debt and Senior Parent Unsecured Indebtedness thereafter incurred in an aggregate principal amount not to exceed $300,000,000, provided that the aggregate principal amount of the Senior Parent Unsecured Indebtedness so incurred shall not exceed $100,000,000."

    8.  Section 9.12—Waiver and Amendment re: Parent Funded Debt Ratio.  Parent and the Borrowers hereby represent to the Administrative Agent and the Lenders that as of the last day of the Fiscal Quarter ended September 30, 2001, the Parent Funded Debt Ratio was not in excess of 5.50:1.00. In reliance upon this representation, the Administrative Agent and the Lenders hereby waive compliance with Section 9.12 of the Loan Agreement for the Fiscal Quarter ended September 30, 2001, only. This is a one time waiver and the Administrative Agent and the Lenders shall be entitled to full compliance with Section 9.12 (as amended hereby) in respect of each later Fiscal Quarter.

    In furtherance of the foregoing, the matrix set forth in Section 9.12 of the Loan Agreement is hereby amended so that, for each Fiscal Quarter ending during a period set forth below, the maximum permitted Parent Funded Debt Ratio for that Fiscal Quarter is as set forth below:

Fiscal Quarters Ended	Maximum Ratio
December 31, 2001 through June 30, 2002	6.00:1.00
September 30, 2002 through December 31, 2002	5.75:1.00
March 31, 2003 through June 30, 2003	5.25:1.00
September 30, 2003	5.00:1.00

    9.  Periodic Fee—Increased Leverage.  Borrowers hereby agree that if, as of the last day of any Fiscal Quarter, the Parent Funded Debt Ratio is in excess of 5.50:1.00, then Borrowers shall pay to the Lenders an additional fee in respect of the Loans and Letters of Credit outstanding during the Pricing Period which commences immediately following such Fiscal Quarter (the "Leverage Fee"). The Leverage Fee for each Pricing Period shall be payable on the last day of that Pricing Period or upon any earlier termination of the Commitment, and shall be in an amount which is equal to (a) the daily sum of outstanding principal balance of the Loans and the outstanding effective face amount of all

Letters of Credit during that Pricing Period, times (b) the Leverage Fee Rate for that Pricing Period. For each relevant Pricing Period in which the Borrowers' Funded Debt Ratio is (y) less than 1.50:1.00, the Leverage Fee Rate shall be 12.50 basis points per annum, and (z) in excess of equal to or greater than 1.50:1.00, the Leverage Fee Rate shall be 25.00 basis points per annum.

    10.  Borrowers and Sibling Guarantors:  Parent hereby represents and warrants as follows:

      (a) On or about September 7, 2001, St. Charles was merged (the "St. Charles Merger") with and into Durango Station, Inc., a Nevada corporation ("Durango") in accordance with all applicable Laws;

      (b) On or about September  , 2001, Kansas City was merged (the "Kansas City Merger") with and into Station Holdings, Inc., a Nevada corporation ("Station Holdings") in accordance with all applicable Laws;

      (c) Pursuant to the Articles of Merger filed in the office of the Nevada Secretary of State on September 27, 2001, Old Texas was merged with and into Texas (the "Texas Merger") in accordance with all applicable Laws;

      (d) In accordance with the terms of the Loan Agreement, on October 1, 2001, Parent sold one hundred percent (100%) of the shares of Southwest Gaming Services, Inc., to Blake L. Sartini and Delise F. Sartini, as trustees of The Blake L. Sartini and Delise F. Sartini Family Trust; and

      (e) set forth on Exhibit A hereto is a true, complete and correct listing of the Borrowers and the Sibling Guarantors as of the date hereof, and no Subsidiary of Parent is omitted from Exhibit A.

    11.  Existing Borrowers.  Parent, Borrowers and the Lenders hereby agree and acknowledge that:

      (a) Santa Fe has become a Borrower pursuant to the terms of the Joinder Agreement dated as of October 2, 2000 (the "Santa Fe Joinder") and such joinder is hereby ratified and confirmed. Notwithstanding any provision contained in the Loan Documents or any amendments thereto, Parent, Borrowers and the Lenders agree and acknowledge that the Santa Fe Joinder was effective and Santa Fe became a Borrower as of October 2, 2000.

      (b) Texas has become a Borrower pursuant to the terms of the Joinder Agreement effective as of July 25, 2001 and such joinder is hereby ratified and confirmed.

      (c) Pursuant to that certain Request for Release and Release of Sibling Guarantor (the "Guarantor Release") dated as of October 1, 2001, Southwest Gaming Services, Inc. is no longer a Sibling Guarantor and has been released from its "Guarantied Obligations" under the Sibling Guaranty and such Guarantor Release is hereby ratified and confirmed.

      (d) Each of Amendments 1-11 to the Loan Agreement are hereby ratified and confirmed; provided, however, that in the event that any provision contained in this Amendment shall conflict with any provision of the Loan Agreement or any amendment thereto, the provisions of this Amendment shall govern.

    12.  Consents, Approvals and Agreements of the Lenders.  The Lenders hereby agree as follows:

      (a) The Lenders hereby consent to:

        (i) the St. Charles Merger and the concurrent joinder of Durango as a Sibling Guarantor.

        (ii) the Kansas City Merger and the concurrent joinder of Station Holdings as a Sibling Guarantor;

        (iii) the joinder of Fiesta Station and Lake Mead Station as Borrowers; and

        (iv) the joinder of Fiesta Holdings, Lake Mead Holdings, Red Rock Holdings, Palm Station and GV Ranch Station as Sibling Guarantors.

      (b) The Lenders hereby confirm that Kansas City and St. Charles (i) shall no longer be Borrowers and (ii) are each released from their respective Obligations under the Loan Agreement; provided, however, that the Deeds of Trust executed by St. Charles prior to the date hereof shall continue in effect and shall be amended, in a manner acceptable to the Administrative Agent, to reflect the assumption thereof by Durango.

    13.  Conditions Precedent to Amendment.  The effectiveness of this Amendment is conditioned upon receipt by the Administrative Agent of the following:

      (a) Counterparts of this Amendment executed by all parties hereto;

      (b) payment to the Administrative Agent of a fee of 10 basis points times the amount of the Commitment for the account of those Lenders which have signed consents hereto on or prior to October 26, 2001 together with an arrangement fee for the sole account of the Administrative Agent in an amount set forth in a letter agreement with the Administrative Agent;

      (c) Written consents of each of the Sibling Guarantors to the execution, delivery and performance hereof, substantially in the form of Exhibit B hereto;

      (d) Written consent of the Lenders as required under Section 14.2 of the Loan Agreement, substantially in the form of Exhibit C hereto;

      (e) Counterparts of the Omnibus Borrowers Joinder, substantially in the form of Exhibit D hereto, executed by all parties thereto;

      (f)  Counterparts of the Omnibus Sibling Guarantor Joinder, substantially in the form of Exhibit E hereto, executed by all parties thereto;

      (g) Counterparts of the Amendment to Trademark Assignment Agreement, in the form of Exhibit F to this Amendment, duly executed by each of the parties thereto;

      (h) the certificates representing 100% of the issued and outstanding shares of Fiesta Station and Lake Mead Station (to be held in pledge by the Administrative Agent within the State of Nevada) together with corresponding stock powers duly executed in blank;

      (i)  such deeds of trust, landlord consents, amendments to title policies and other documents as the Administrative Agent may require in connection with the encumbrance of the assets of Borrowers and Sibling Guarantors designated herein;

      (j)  Evidence that Parent and the Borrowers have obtained all required approvals of the Gaming Board for the transactions described herein, including, without limitation, the pledge, by Parent, of its equity interest in Lake Mead Station and Fiesta Station;

      (k) legal opinions of Milbank, Tweed, Hadley & McCloy, LLP and of Schreck Brigone Godfrey, as to such matters as the Administrative Agent may reasonably request;

      (l)  with respect to each of Fiesta Station, Lake Mead Station, Station Holdings, Durango, Fiesta Holdings, Lake Mead Holdings, Red Rock Holdings, Palm Station and GV Ranch Station, an incumbency certificate together with certified copies of such authorizing resolutions, articles of incorporation, articles of organization, by laws, operating agreements, good standing certificates and representations and warranties, as the Lenders shall reasonably require; and

      (m) Such other assurances, certificates, documents, consents or opinions as the Administrative Agent or the Lenders reasonably may require.

    14.  Representations and Warranties.  Borrowers hereby represent and warrant that no Default or Event of Default has occurred and remains continuing and that no Material Adverse Effect has occurred since December 31, 2000.

    15.  Consent of Parent.  The execution of this Amendment by Parent shall constitute its consent, in its capacity as guarantor under the Parent Guaranty, to this Amendment.

    16.  Confirmation.  In all other respects, the terms of the Loan Agreement and the other Loan Documents are hereby confirmed.

    17.  Governing Law.  This Amendment shall be governed by and construed in accordance with the laws of the State of California.

    18.  Counterparts.  This Amendment may be executed in any number of counterparts each of which, when taken together, will be deemed to be a single instrument.

[THIS SPACE INTENTIONALLY LEFT BLANK—
SIGNATURE PAGES TO FOLLOW]

    IN WITNESS WHEREOF, Borrowers and the Administrative Agent have executed this Amendment as of the date first above written by their duly authorized representatives.

PALACE STATION HOTEL & CASINO, INC. BOULDER STATION, INC. TEXAS STATION, LLC SUNSET STATION, INC. SANTA FE STATION, INC. FIESTA STATION, INC. LAKE MEAD STATION, INC.
By:	Glenn C. Christenson Senior Vice President
STATION CASINOS, INC.
By:	Glenn C. Christenson Executive Vice President and Chief Financial Officer
BANK OF AMERICA, N.A., as Administrative Agent
By:	Janice Hammond Vice President

Exhibit A

CURRENT ORGANIZATION OF BORROWERS AND SIBLING GUARANTORS

Exhibit B

CONSENT OF SIBLING GUARANTORS

    Reference is hereby made to that certain Third Amended and Restated Reducing Revolving Loan Agreement dated as of August 25, 1999 originally among Palace Station Hotel & Casino, Inc., Boulder Station, Inc., Texas Station, Inc., St. Charles Riverfront Station, Inc., Kansas City Station Corporation and Sunset Station, Inc., as borrowers, Station Casinos, Inc. ("Parent") (but only for the purpose of making the covenants set forth in Articles 8 and 9 of the Loan Agreement (as defined below)), the Lenders party thereto, and Bank of America, N.A., as Administrative Agent, (as amended, the "Loan Agreement"). Capitalized terms not otherwise defined herein shall have the meanings set forth in the Loan Agreement.

    Each of the undersigned hereby consents to the execution, delivery and performance by Borrowers of Amendment No. 12 to the Third Amended and Restated Reducing Revolving Loan Agreement.

    Each of the undersigned represents and warrants to the Administrative Agent and the Lenders that the Sibling Guaranty remains in full force and effect in accordance with its terms.

Dated:            , 2001

GREEN VALLEY STATION, INC.
TROPICANA STATION, INC.
SUNSET STATION LEASING COMPANY, LLC
STATION HOLDINGS, INC.
DURANGO STATION, INC.
FIESTA STATION HOLDINGS, LLC
LAKE MEAD STATION HOLDINGS, LLC
RED ROCK STATION HOLDINGS, LLC
PALM STATION, LLC
GV RANCH STATION, INC.

By:	Glenn C. Christenson Senior Vice President
SOUTHWEST SERVICES, INC.
By:	Name: Title:

Exhibit C

CONSENT OF LENDER

    Reference is hereby made to that certain Third Amended and Restated Reducing Revolving Loan Agreement dated as of August 25, 1999 originally among Palace Station Hotel & Casino, Inc., Boulder Station, Inc., Texas Station, Inc., St. Charles Riverfront Station, Inc., Kansas City Station Corporation and Sunset Station, Inc., as Borrowers, Station Casinos, Inc. (but only for the purpose of making the covenants set forth in Articles 8 and 9 of the Loan Agreement (as defined below)), the Lenders party thereto, and Bank of America, N.A., as Administrative Agent, (as amended, the "Loan Agreement"). Capitalized terms not otherwise defined herein shall have the meanings set forth in the Loan Agreement.

    The undersigned Lender hereby consents to the execution and delivery of Amendment No. 12 to Third Amended and Restated Reducing Revolving Loan Agreement, by the Administrative Agent on its behalf, substantially in the form of the most recent draft presented to the undersigned Lender.

Dated:            , 2001

[Name of Lender]
By: Name: Title:

Exhibit D

OMNIBUS JOINDER AGREEMENT (BORROWERS)

Exhibit E

OMNIBUS JOINDER AGREEMENT (SIBLING GUARANTORS)

Exhibit F

TRADEMARK ASSIGNMENT AMENDMENT

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EXHIBIT 4.1
AMENDMENT NO. 12 TO THIRD AMENDED AND RESTATED REDUCING REVOLVING LOAN AGREEMENT
Agreement
Exhibit A CURRENT ORGANIZATION OF BORROWERS AND SIBLING GUARANTORS
Exhibit B CONSENT OF SIBLING GUARANTORS
Exhibit C CONSENT OF LENDER
Exhibit D OMNIBUS JOINDER AGREEMENT (BORROWERS)
Exhibit E OMNIBUS JOINDER AGREEMENT (SIBLING GUARANTORS)
Exhibit F TRADEMARK ASSIGNMENT AMENDMENT